Exhibit ___

PROMISSORY NOTE

Principal Amount:	Mesa, Arizona
$150,000.00	December 29, 2014

1.          Promise to Pay. For Value Received, EPAZZ, Inc., an Illinois corporation with its principal place of business located at 205 W. Wacker Drive, Chicago, IL 60606 (“Maker”), promises to pay to the order of John Hopkins (“Payee”), at 10800 E. Cactus Road, #56, Scottsdale, AZ 85259, or at such other address as the holder of this Note at any given time (“Holder”) may designate by written notice to Maker, in lawful money of the United States of America, the principal sum of $150,000.00, together with all then accrued and unpaid interest and other amounts that are the Maker’s obligations under this Note.

2.          Computation of Interest. Any interest that may accrue on the outstanding balance of this Note shall be computed on the basis of a 360-day year comprised of twelve 30-day months. There will be no interest if all payments required under this Note are timely paid.

3.          Required Payments. Principal and interest hereunder shall be paid as follows:

a.          Beginning January 29, 2015, and continuing on the 29th of each and every month until the Maturity Date (as defined below), Maker shall pay equal installments of principal in the amount of $37,500.00.

b.          If not earlier due and payable, all unpaid principal, accrued but unpaid interest and all other amounts payable under the provisions of this Note shall become due and payable in full on April 29, 2015 (“Maturity Date”).

c.          If any payment set forth in this Paragraph 3 is not timely made, Holder shall provide written notice of delinquency to Maker. Maker shall have 10 days from the date of notice of delinquency to cure. If Maker fails to cure within the 10-day cure period, Maker shall be deemed in “Default” under this Agreement.

4.          Application of Payments. All payments by Maker shall be applied (a) first, to reimbursable fees, costs and expenses payable by Maker under this Note, (b) second, to accrued and unpaid interest, and (c) third, to principal.

5.          Late Charges; Dishonored Payments. For each payment provided above that is not paid within ten (10) days after the date upon which such payment first became due, Holder may charge, and Maker shall pay upon demand, a late charge equal to $1,300.00 to compensate Holder for administrative expenses and other costs of delinquent payments. Maker’s payment of a late charge shall not excuse late payment or constitute a waiver of any rights of Holder.

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6.          Collection Costs. If suit, arbitration or other legal proceeding is instituted or any other action is taken by Holder to collect all or any part of the indebtedness evidenced hereby, Maker promises to pay Holder’s reasonable attorneys’ fees and other costs (to be determined by the court or arbitrator and not by jury, in the case of litigation or arbitration) incurred thereby. Such fees and costs shall be included in any judgment or arbitration award obtained by Holder and shall bear interest at the Default Rate (defined in Paragraph 10, below).

7.          Optional Prepayment. This Note may be prepaid at any time, in whole or in part, without penalty.

8.          Waivers and Acknowledgments. Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof. Without limitation of the foregoing sentence, no acceptance of a past due installment shall be construed to waive Holder’s right to insist upon prompt payment thereafter or to impose late charges retroactively or prospectively.  Holder may apply any payment of less than the total amount then due it receives from Maker (regardless of whether Maker has marked such payment to indicate that its acceptance will constitute payment in full or an accord and satisfaction) on account to amounts then owing under this Note, but acceptance and application of such amount will not cure any existing default, constitute a waiver by Holder or an accord and satisfaction of any kind, or impair Holder’s ability to exercise any or all of its remedies.

9.          Acceleration. If Maker is in Default as defined in Paragraph 3(c), above (“Event of Default”), then, at the option of Holder, Holder may exercise any remedy available, including, without limitation, declaring the total then unpaid indebtedness evidenced by this Note to be immediately due and payable.

10.        Default Interest. After maturity, including maturity upon acceleration following any Event of Default as described in Paragraph 9, above, or at any time that Maker is delinquent in the payment of money as required by this Note (whether or not Holder has given any notice of default or any cure period has expired), then all amounts outstanding hereunder, including interest accrued between the date of this Note and the Maturity Date, any late charges that are then due and payable under Paragraph 5, above, and any accruing costs and reasonable attorneys’ fees shall thereafter bear interest at the rate (“Default Rate”) of twelve percent (12%) per annum until paid.

11.        Interest Limit. All interest and other charges, fees, goods, things in action or any other sums, things of value and reimbursable costs that Maker is or may become obligated to pay or reimburse in connection with the loan evidenced by this Note, and which may be deemed to constitute “interest” within the meaning of Arizona Revised Statutes Sections 44-1201 et seq., shall be deemed to constitute items of interest in addition to the rate(s) of interest specified above, which Maker hereby contracts in writing to pay. If fulfillment of any provision of this Note or any other agreement between Maker and Holder would require Maker to pay amounts in excess of the maximum amounts, if any, lawfully collectible under applicable law, then the obligation of Maker to be fulfilled shall be automatically reduced to require the payment of only the maximum amounts lawfully collectible.

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12.        No Waiver by Holder. Failure of Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent default or in the event of continuance of any existing default after demand for strict performance hereof.

13.        Time of Essence. Time is of the essence of this Note.

14.        Notices. Any demand or notice will be in writing and will be deemed (a) given and received upon personal delivery to the party, (b) given upon deposit with a reputable national overnight commercial courier service, addressed to the party to be notified, and received on the first business day after such deposit, or (c) given upon deposit of such notice in the United States mail by first class mail, certified or registered, postage prepaid, addressed to the party, at the address designated in this Note, and received on the second business day after such deposit or such earlier date as may be shown on the return receipt. Maker or Holder may change its address from time to time by giving ten days’ prior written notice to the other party as described in this Paragraph 14.

15.        Governing Law and Venue. This Note is delivered in, and shall be construed according to the substantive laws and judicial decisions of, the State of Arizona and applicable federal laws, rules and regulations. Any action brought to enforce this Note may be commenced and maintained, at Holder’s option, in any state or federal district court in Arizona, or in any other court having personal jurisdiction over Maker or any guarantor. Maker irrevocably consents to jurisdiction and venue in such court for such purposes and agrees not to seek transfer or removal of any action commenced in accordance with the terms of this Paragraph 15. Maker also waives the right to protest the domestication or collection of any judgment obtained against Maker with respect to this Note or the loan evidenced hereby in any jurisdiction where Maker may now or hereafter maintain assets.

16.        Waiver of Right to Jury Trial. AS A MATERIAL PART OF THE CONSIDERATION FOR THE MAKING OF THE LOAN EVIDENCED HEREBY, MAKER (AND HOLDER, BY ACCEPTING THIS NOTE) UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY OF ANY PRESENT OR FUTURE CLAIMS, DEMANDS OR CAUSES OF ACTION OF ANY KIND ARISING UNDER OR RELATING TO THE INDEBTEDNESS EVIDENCED BY THIS NOTE. MAKER ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND REPRESENTS TO HOLDER THAT THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL OF MAKER’S CHOICE. MAKER AND HOLDER AGREE THAT ALL SUCH CLAIMS WILL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION WITHOUT A JURY.

DATED: December 29, 2014

MAKER:

EPAZZ, Inc., An Illinois corporation

By:________________________________

      Its:

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